                                                                   EXHIBIT 10.10

                                    AGREEMENT

                          Dated as of February 10, 2000

This Agreement (this "Agreement") is between ZD Education ("ZDE"), an unincorporated division of ZD Inc., a Delaware corporation, with offices at 500 Canal View Blvd., Rochester, NY 14623, and Smart Planet Inc. ("SP"), a Delaware corporation wholly owned by ZD Inc., with offices at 3020B Lakeside Drive, Foster City, CA 94405.

ZDE provides integrated IT learning solutions to businesses, resellers, OEMs and organizations, including through ZDU, its web-based offering (the "ZDE Service").

SP provides individual consumers with online learning products and services through www.SmartPlanet.com (the "SP Service").

SP wishes to license certain content from ZDE and ZDE wishes to license certain content from SP

Accordingly, ZDE and SP hereby agree as follows:

1. GRANT OF LICENSE

       1.1    Grant of Rights; Provision of ZDU Content.

              (a) ZDE hereby grants SP a non-exclusive world-wide right to use, copy, distribute, display and perform on the SP Service, all content distributed on the ZDE Service about software use, software development, hardware use, hardware development, networking, software design, computer design, database administration, computer programming, and the use of the Internet (the "ZDU Content"), for the term of this Agreement, subject to the limitations set forth in Section 5 and Exhibit A hereto. SP may use the ZDU content on the SP Service including for co-branding, portal and other promotional, advertising and distribution arrangements, but SP shall have no right to license or authorize any third party to publish any ZDU Content on a third party website. As used in this Agreement, ZDU Content shall not include any content that may not be licensed to SP for the purposes set forth herein by reason of the provisions of ZDE's agreements with content providers. Subject to the terms and conditions of this Agreement, SP may sublicense the rights granted above to an affiliate or subsidiary of SP that is the party providing the SP Service.

              (b) ZDE will make new ZDU Content available to SP on a timely basis. The parties shall cooperate and use their reasonable and good faith efforts to minimize channel conflict between SP and ZDE for ZDU Content, including following the guidelines set forth on Exhibit A.

              (c) SP may sell and distribute ZDU Content as part of the SP Service as (i) subscription content; (ii) pay-per-view (or premium) content; and
(iii) free-of-charge content, provided, that SP complies with the guidelines on pricing and uses in Exhibit A.

       1.2    Royalties.

              (a) Subscription Content. SP shall pay ZDE a royalty equal to its Pro Rata Share of the Royalty Pool.

                     i. "Pro Rata Share" shall be calculated based on the number of first-time course starts for ZDU Content courses as a percentage of the total number of first-time course starts for all courses available on the SP Service (except for courses created by SP subscribers), provided that the start by a particular subscriber of an individual course will be counted only once, without regard to the number of times the subscriber accesses such course.

                     ii. "Royalty Pool" shall mean 50% of all subscription revenue collected by SP less, sales commissions, agency fees, bad debt, refunds, rebates, makegoods, or other costs directly associated with promoting the SP Service which shall not exceed 20% of all subscription revenue.

              (b) Pay-per-view (Premium) Content. For all pay-per-view and premium revenue received by SP for ZDU Content, SP shall pay to ZDE a royalty in the amount of 50% of such revenue collected by SP, less sales commissions, agency fees, bad debt, refunds, rebates, makegoods, or other costs directly associated with promoting the SP Service which shall not exceed 20%.

              (c) Free-of-charge Content. ZDE shall not be entitled to any fees in connection with the ZDU Content offered by SP free-of-charge.

       1.3    Payment.

              (a) SP shall pay to ZDE a guaranteed minimum payment (the "Guaranteed Minimum") in respect of the royalties due to ZDE under this Agreement of $600,000 for each calendar quarter, commencing October 1, 1999, for an aggregate minimum amount of $3,000,000 over the term of this Agreement.

              (b) For each quarter during the term of this Agreement, SP shall also pay to ZDE the amount, if any, by which the aggregate amount of the royalty due to ZDE for such quarter exceeds the Guaranteed Minimum for the quarter.

              (c) SP shall pay all such royalties to ZDE by check or wire transfer no later than 30 days following the end of each quarter.

       1.4 Preferred IT Content Provider. ZDE shall be SP's preferred information technology content provider. In the event that SP desires content on information technology not included in the ZDU Content, it shall notify ZDE which shall use its reasonable efforts to provide such content within thirty
(30) days after such notice. If such content is not made available by ZDE in 30 days from SP's notice, SP may elect to contract with a third party other than ZDE to provide such content.

       1.5 Attribution. SP shall identify ZDU Content as licensed by ZDE and shall carry reasonable copyright notices and other legends as ZDE may direct.

2.     SP CONTENT.

       2.1    Grant of Rights, Provision of SP Content

              (a) SP hereby grants ZDE a non-exclusive world-wide right to use, copy, distribute, display and perform the information technology content developed by SP (the "SP Content") on the ZDE Service, including for related promotions and advertising, for the term of this Agreement, subject to the limitations set forth in Section 5 and Exhibit A hereto. ZDE may promote the SP Content by co-branding, portal and other promotional, advertising and distribution arrangements on the ZDE Service, but ZDE shall have no right to license or authorize any third party to publish any SP Content on a third party website. SP Content shall not include any content that may not be licensed to ZDE by reason of the provisions of SP's agreements with content providers. Subject to the terms and conditions of this Agreement, ZDE may sublicense the rights granted above to an affiliate or subsidiary of ZDE that is the party providing the ZDE Service.

              (b) SP will make courses containing new SP Content available to ZDE on a timely basis. The parties shall cooperate and use their reasonable efforts to minimize channel conflict between SP and ZDE for SP Content courses.

              (c) ZDE may only sell and distribute SP Content as a standalone or incremental offering to its subscribers. If ZDE wishes to bundle SP Content within existing course libraries on the ZDE Service, the parties shall mutually agree upon the royalty rate for SP Content bundled with other

ZDE products. ZDE and SP will mutually agree to the placement of and pricing of SP Content courses on the ZDE Service.

       2.2 Consideration. For all standalone or incremental revenue received by ZDE for the use of the SP Content, ZDE shall pay to SP a fee in the amount of 50% of the revenue received by ZDE for such use, less sales commissions, agency fees, bad debt, refunds, rebates, makegoods, or other costs directly associated with promoting the SP Service which shall not exceed 20% of the revenue received.

       2.3 Payment. ZDE shall pay any royalties to SP on a calendar quarterly basis during the term of this Agreement commencing October 1, 1999, by check or wire transfer no later than 30 days following the end of each quarter.

       2.4 Attribution. ZDE shall identify SP Content as licensed by SP and shall carry reasonable copyright notices and other legends as SP may direct.

3.     TERM AND TERMINATION.

       3.1 Term. This Agreement shall become effective on October 1, 1999 and continue through December 31, 2000, unless terminated earlier as set forth below.

       3.2 Termination for Breach. Either party may terminate this Agreement upon 30 days written notice in the event that a material breach by the other party is not cured within 15 days after written notice of such breach.

       3.3 Effect of Termination. Within 60 days following expiration or termination of this Agreement, each party shall remove from its services and products the other party's content, and each party shall cease distribution and sales of any other products and services that incorporate such content. During such period, each party shall continue to pay royalties (but not Guaranteed Minimums) for its use of the other party's content. Within 30 days after such removal of content and termination of such distribution and sales, each party shall deliver the final royalty payment for the other party's content. Notwithstanding the termination of this Agreement, each party shall have the right to continue to exercise the license granted under this Agreement for such reasonable period of time as may be appropriate to allow the completion of any pay-per-view or premium licenses as well as subscriptions for ongoing instructor led classes using other party's content and in such case the royalties shall continue with respect to revenue from such licenses or subscriptions. Payment of any final royalty would be made within 30 days after completion of such licenses or subscriptions.

4. LIMITED EXCLUSIVITY. ZDE and SP agree to limit the license, sublicense or resale of their content as follows during the term of this Agreement:

       4.1 Limitations Upon ZDE. ZDE shall not license to or authorize the publication of any ZDU Content nor engage in any co-branding or resale arrangement or other distribution of the ZDU Content with: (1) HungryMinds; (2) Learn2.com; (3) Click2Learn and Asymmetrix; (4) blackboard.com; and (5) training.net.

       4.2 Limitations Upon SP. SP shall not license to or in any other manner authorize the publication of any SP Content nor engage in any co-branding or resale arrangement or other distribution of the SP Content with: (1) DigitalThink; (2)Learn2.com; (3) CBT Systems; (4) NETg; and (5) Instruction Set.

5.       NON-COMPETITION.

       5.1 The ZDE Service. During the term of this Agreement, ZDE shall not distribute the ZDE Service directly to individual consumers through its own consumer website, provided that ZDE shall have the right to (i) distribute co-branded versions of the ZDE Service, (ii) offer individual subscriptions to the ZDE Service through third party resellers, distributors and OEMs, and (iii) ZDE shall have the right to promote the ZDE service to subscribers and customers of its existing products and services.

       5.2 The SP Service. During the term of this Agreement, SP shall not directly promote the SP Service to businesses or organizations, provided that SP shall have the right to (i) distribute co-branded versions of the SP Service, and (ii) offer business or organization subscriptions to the SP Service through third party resellers and distributors.

6. REFERRAL FEE. ZDE and SP will use their reasonable efforts to cooperate and direct interested user traffic from the website of one to the other as appropriate in light of the character and focus of the respective businesses of the parties, including but not limited to placement on each party's website of the icon of the other and a link to its website, in a manner reasonably acceptable to the parties. Both parties acknowledge that certain pages on each other's website may not be appropriate to place icons or links to outside sites. Each party shall pay the other party a referral fee (the "Referral Fee") of 10% of the amounts received by such party that are attributable to receipts from users who link to such party's website from a link on the other party's site, less sales commissions, agency fees, bad debt, refunds, rebates, makegoods, or other costs directly associated with promoting the SP Service which shall not exceed 20% of the receipts. Each party shall pay all Referral Fees to the other party on a calendar quarterly basis during the term of this Agreement commencing October 1, 1999 not later than 30 days following the end of each quarter.

7.     SUPPORTING OPERATIONAL SERVICES AND OTHER:

       7.1 Commencing on the date hereof and continuing until December 31, 1999, ZDE will provide the following support services to SP on the same terms as currently performed by ZDE for SP (collectively, "Transition Services"):

              (a) management of SP's book fulfillment relationship (either bn.com or SP's relationship with a new book fulfillment vendor);

              (b)    customer and tech support;

              (c)    financial reporting and planning; and

              (d) management of the ZDU classroom infrastructure (message boards), and the provision of sysops and instructors for use by SP users.

       7.2 From the date of this Agreement through 1/31/2000, ZDE shall redirect traffic to the URL www.ZDU.com to the URL www.SmartPlanet.com or such other URL as SP may request.

       7.3 ZDE will invoice SP for the Transition Services for the actual cost incurred by ZDE in connection with such services and SP shall pay for such services within 30 days of receipt of such invoice. ZDE and SP acknowledge that ZDE is providing the services pursuant to this Section as an accommodation to SP and on an "at cost" basis. In no event shall ZDE be liable for any damages arising in connection with such services except for damages resulting from ZDE's gross negligence or willful misconduct.

8. ANNOUNCEMENTS: Each of the parties agrees that it will not, without the prior agreement of the other party, make any public announcement of any of the terms and conditions set forth in this Agreement. Either party may, without the other's consent, identify the other as one of its content providers on its website and in promotional and distribution activities, provided that no disclosure is made of any of the financial arrangements or other material business terms of this Agreement.

9.     CORRECTIONS; SUPPORT; UPDATES.

       9.1 Correction of Errors. Each party will promptly notify the other of any inaccurate or incomplete information or any other defect in any of the ZDU Content and the SP Content. Each party will promptly investigate any concerns regarding such defects in its content and will use reasonable and good faith efforts to promptly correct the same. Neither party shall be obligated to correct, cure, or otherwise remedy any nonconformity or defect in content if such nonconformity or defect is the result of changes made by the other party.

       9.2 Support. Each party will provide the other with reasonable access to support for its content via telephone, fax, or email to the other party's employees and developers.

       9.3 Updates. Each party shall provide corrections, new versions and updates for all content to the other, at no additional charge, at such time as the foregoing may be developed or available.

10.    PROPRIETARY RIGHTS, TRADEMARKS AND EXCLUSIVITY.

       10.1 Rights of Parties. Each party shall retain the copyright and other intellectual property rights in all of its content licensed to the other under this Agreement, subject to the rights and privileges granted in this Agreement. Each party shall retain all intellectual property rights in its website and in the formats, models and systems used and developed in connection with its content.

       10.2 Trademark Use. Each party hereby grants the other permission to use its trademark, trade name and logo in connection with the promotion, marketing and sale of its content, including in promotions and content listings on third party websites. Each party acknowledges that the use and/or display of any trademark of the other in connection with the arrangements contemplated by this Agreement shall not confer upon such party any right or interest whatsoever in such trademark. The trademarks of the parties are and shall remain their respective sole and exclusive property. Each party hereby agrees to indemnify and hold the harmless from any and all liabilities, damages, losses, claims, suits, judgments, costs and expenses, including reasonable counsel fees and expenses, incurred as a result of any suit or claim for infringement of any United States trademark or copyright by reason of the use of such party's trademarks as contemplated by this Agreement. Trademarks of the parties shall be used in exactly the form, and with such legal notices, as the owner of the trademark may direct. Each party shall comply with the guidelines governing use of the other party's trademarks provided by the other party.

11.    WARRANTIES AND LIMITATION OF LIABILITY.

       11.1 Warranties. Each party represents, warrants and covenants to the other as follows: that it is and shall be the sole author of its content or that it has received and will receive sufficient intellectual property rights therein to grant the other the License granted by this agreement, that the content is and shall be original and does not and shall not infringe upon any statutory copyright or upon any common law proprietary or any other right whatsoever, and the other party shall have all necessary rights to use, copy, distribute, display and perform the same, and to create derivative works thereof, in the formats and in the manner contemplated in this Agreement; that none of the matter included in the content is obscene, libelous, in violation of any right of privacy, or otherwise contrary to law.

       11.2 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ANY OTHER PROMISES, REPRESENTATIONS AND EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO ITS CONTENT, INCLUDING ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

       11.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROFITS; ANY INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES; EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIMS OR DEMANDS.

       11.4 Indemnity. Each party will indemnify and hold the other harmless against any loss, liability, damage, cost or expense (including reasonable attorneys' fees) in connection with any claim arising out of any breach of the party's warranties, representations and covenants set forth in this Agreement. The indemnified party shall give the indemnifying party prompt notice of any such suit, proceeding, claim, or demand brought or made against it. The imdemnified party gives the indemnifying party the sole right to defend and/or settle the claim at the indemnifying party's cost and expense, provided that no settlement shall impose any duty or obligation upon the indemnified party, admit the liability of the indemnified party, or provide for the payment of any sum other than as may be paid by the indemnifying party. The indemnified party shall, at the indemnifying party's cost and expense, reasonably cooperate with such defense.

12.    MISCELLANEOUS.

       12.1 No Partnership or Joint Venture. Neither party is acting and shall not be deemed to be a partner, co-venturer, agent, employee, franchisee or representative of the other party hereto.

       12.2 Entire Agreement. Modifications. This Agreement, together with any and all schedules and exhibits referred to herein, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and contains all of the terms and conditions thereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No changes or modifications of or additions to this Agreement shall be valid unless the same shall be in writing and signed by each party hereto.

       12.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

       12.4 Assignment. No party to this Agreement may, assign or otherwise transfer any of its rights or obligations under this Agreement, without obtaining the prior written consent of all other party hereto, provided, that
(i) either party shall have the right to assign this Agreement in connection with the sale of all or substantially all the assets of its business relating to this Agreement, or (ii) to an affiliate or a wholly-owned subsidiary. Any attempted assignment in violation of this Agreement shall be void and of no effect.

       12.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

       12.6 Waivers. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.

       12.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, or mailed by certified or registered mail, return receipt requested, or sent by overnight courier, to the parties at the addresses set forth in the first paragraph of this Agreement (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision).

       12.8 Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, to have been drafted by either party.

ZD EDUCATION                                   SMART PLANET INC.

By: /s/ TERRY NULTY                            By: /s/ CHRIS DOBBROW
   ----------------------------                   ----------------------------
Printed Name: Terry Nulty                      Printed Name:  CHRIS DOBBROW
             ------------------                             ------------------
Title: President                               Title:     CEO
      -------------------------                      -------------------------

                                    EXHIBIT A

                  PLACEMENT AND MINIMUM PRICING OF ZDU CONTENT

(1) FREE IT CONTENT (i.e., NOT AVAILABLE ON PREMIUM, PAY-PER-VIEW OR SUBSCRIPTION BASIS))

SP will restrict the amount and type of free ZDU Content as follows:

       (a) Personal Computing & Design Self Study Category*: SP will include no more than 15 courses (of which no more than five may be Microsoft Software training courses) from this category and no more than 50% of the content for each selected course. SP shall only distribute courses that utilize the Shockwave viewer (and not the Knowledge Quest viewer).

       (b) Personal Computing & Design Instructor-Led Category*: SP will include no more 30 courses from this category.

       (c) Computer Professional Self Study Category**: SP will include no more 10 courses from this category and no more than 50% of the content for each course selected. SP shall only distribute ZDE proprietary courses and not any third party courses licensed to ZDE.

       (d) Computer Professional Instructor-Led Category**: SP will include no more 30 courses from this category.

(2) CONTENT AVAILABLE IN $99 PAID SUBSCRIPTION LEVEL

       (a) With respect to paid subscriptions, (i) SP shall only offer the content set forth in subsection (b) unless otherwise mutually agreed upon by the parties and (ii) shall not offer any paid subscriptions for less than $99, provided, that SP may discount its base subscription level to previous subscribers and renewals by up to 30% off the $99 price.

       (b) SP may offer:

              (i) up to 80% of courses available in the Personal Computing and Design ("PC&D") including all office applications, browsers, illustration, and graphic design titles, PC&D Self-Study and Async
              (ILF) categories;

              (ii) Introductory Personal Computing Self Study titles (i.e. level 1), Outlook level 2 and PowerPoint level 2 and shall not offer any other advanced and level 2 titles on a subscription basis;

              (iii) up to 20% of courses available in ZDE's Computer Professional Async (ILF) category; and

              (iv) offer up to 10% of courses available in the Computer Professional Self Study category.

----------
* The Personal Computing and Design Category includes office application (for example, Word, Excel, etc.) and design (Photoshop, Illustrator, etc.) titles.

** Computer Professional includes all professional certification (MCSE, CNE, A+, N+, I+, etc), web development, programming (Java, C++, VB, etc), and IT infrastructure titles.

(3) MINIMUM PRICING FOR STANDALONE PURCHASES OR SUB-LICENSING

       (a) SP shall not offer, sell or sublicense the distribution of any PC&D Self Study course for less than $14.95 per student per course (course = 4 to 6 hours of training and approximately 15 to 20 tutorials). However, smaller amounts of content can be sold for less than $14.95 on a prorated basis.

       (b) SP shall not offer, sell or sublicense the distribution of any Computer Professional Self Study course for less than $49.95 per student per course (course = 4 - 6 hours of training, or 1 day of training. Smaller amounts of training can be sold for less than $49.95 on a prorated basis, e.g., 2 hours of training for $39.95.

               Days of
               Training             Hrs of Training           Minimum
               --------             ---------------           -------
                1                       3-5 hours             $49.95
                2                      6-10 hours             $99.95
                3                      9-15 hours             $124.95
                4                     12-20 hours             $149.95
                5                     15-25 hours             $174.95

       (c) SP shall not offer, sell or sublicense the distribution of any Async
           (ILF) Courses for less than $19.95 per course (up to 10-week course), provided that for professional certification courses (e.g., MCSE, CNE, A+, I+, etc,) SP shall not offer, sell or sublicense the distribution of such courses for less than $29.95 per course.